UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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SCHEDULE 14A INFORMATION

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B. RILEY PRINCIPAL MERGER CORP. II

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In connection with the previously announced potential business combination (the “business combination”) between B. Riley Principal Merger Corp. II (the “Company”) and Eos Energy Storage LLC (“Eos”), on October 19, 2020, Eos issued a press release announcing an agreement with Carson Hybrid Energy Storage, LLC (“CHES”) to supply CHES with six Eos Aurora® 500 kWh Zinc Hybrid Cathode Battery Energy Blocks.

Eos Energy Storage Announces Additional Contract with Carson Hybrid Energy Storage

OCTOBER 19, 2020 - EDISON, N.J.—Eos Energy Storage LLC (“Eos”), a leading manufacturer of safe, low-cost and long-duration zinc battery storage systems, today announced that it has entered into an agreement to supply Carson Hybrid Energy Storage, LLC (“CHES”) with six units of Eos Aurora® 500 kWh Zinc Hybrid Cathode Battery Energy Blocks.

Eos will manufacture, design and deliver its zinc-based battery solutions to CHES by early summer 2021. These safe, sustainable, long duration battery solutions will be used in parallel with existing power generation and substation architecture to store renewable energy generated capacity, and to provide power quality and better resilience to the California power grid. Last month, Eos entered a separate agreement with CHES to deliver 500 MWh of integrated AC battery energy storage systems starting in the first quarter of 2023.

“We are delighted to work with Carson Hybrid Energy Storage to provide this solution at their peaker facility in California,” said Dr. Balki Iyer, Chief Commercial Officer at Eos. “Our system supported CAISO during recent grid disruptions and hope it will provide great value in terms of demand management and resilience.  We are very excited to be building these projects with Carson while also working with them on the larger 500MWh project.”

“In population-dense Los Angeles, California, the non-flammable Eos Aurora® Zinc Hybrid Cathode Battery Energy Blocks provide CHES an energy dense storage solution that doesn’t place our neighbors or first responders at risk of a runaway Lithium Ion fire or explosion,” said Mike Munoz, Chief Executive Officer of Carson Cogeneration. “This first installation in our partnership with Eos allows CHES to support the 2016 California Public Utilities Commission (CPUC) Distributed Energy Resources Action Plan with demand charge management, local capacity and grid resilience.”

Eos’ zinc-based battery systems are unique for their scalable design, ability to withstand extreme temperatures, widely available and non-rare earth materials, and full recyclability. The system is also a cost-effective energy storage solution, with a 15-year to 30-year life and minimal installation and maintenance costs. These are among the many qualities that differentiate Eos’ zinc-based batteries from the lithium-ion alternative.

As previously announced, B. Riley Principal Merger Corp. II (“BMRG”), a publicly traded special purpose acquisition company, and Eos have entered into a definitive merger agreement for a business combination that would result in Eos becoming a publicly listed company. Upon closing of the transaction, the combined company will be renamed Eos Energy Enterprises, Inc. (“Eos Energy”) and intends to list its shares of common stock on Nasdaq under the ticker symbol “EOSE”.

About Eos Energy Storage LLC

At Eos, we are on a mission to accelerate clean energy by deploying stationary storage solutions that can help deliver the reliable and cost-competitive power that the market expects in a safe and environmentally sustainable way. Eos has been pursuing this opportunity since 2008 when it was founded. Eos has more than 10 years of experience in battery storage testing, development, deployment, and operation. The Eos Aurora® system integrates Eos’ aqueous, Znyth® technology to provide a safe, scalable, and sustainable alternative to lithium-ion. https://eosenergystorage.com

About Carson Hybrid Energy Storage, LLC
Headquartered in California, CHES operates under the California Independent System Operator Corporation (“CAISO”) tariff as a grid connected generator.

About B. Riley Principal Merger Corp. II

BMRG was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

Additional Information about the Business Combination

In connection with the business combination, BMRG has filed a preliminary proxy statement with the United States Securities and Exchange Commission (“SEC”). BMRG stockholders and other interested persons are advised to read, when available, the preliminary proxy statement and any amendments thereto and, once available, the definitive proxy statement, in connection with BMRG’s solicitation of proxies for the meeting of stockholders to be held to approve, among other things, the proposed business combination, because the proxy statement will contain important information about BMRG, Eos and the proposed business combination. When available, the definitive proxy statement will be mailed to BMRG stockholders as of a record date to be established for voting on the proposed business combination. Stockholders will also be able to obtain copies of the proxy statement, without charge, once available, at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by BMRG when and if available, can be obtained free of charge by directing a written request to B. Riley Principal Merger Corp. II, 299 Park Avenue, 21st Floor, New York, New York 10171 or by telephone at (212) 457-3300.

Contact

For Eos Energy Storage LLC

Investors	Media
Ed Yuen	Balki G. Iyer
ir@eosenergystorage.com	media@eosenergystorage.com